Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

The Carlyle Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate (2)	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(r)
	Equity	Preferred Stock, par value $0.01 per share	Rule 457(r)
	Equity	Depositary Shares, representing Preferred Stock	Rule 457(r)
	Debt	Debt Securities	Rule 457(r)
	Other	Warrants	Rule 457(r)
	Other	Subscription Rights	Rule 457(r)
	Other	Purchase Contracts	Rule 457(r)
	Other	Units	Rule 457(r)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
(1)    An indeterminate aggregate offering price or number or amount of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. The amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price are not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.F. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, securities registered hereunder may be sold either separately or as units comprised of one or more types of securities registered hereunder.
(2)    In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee and will pay any applicable registration fees on a “pay as you go” basis. The registrant will calculate the registration fee applicable to an offer of securities hereunder based on the fee payment rate in effect on the date of such fee payment.